Exhibit 3.3

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CALIBURN INTERNATIONAL CORPORATION

Caliburn International Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1. The name of the Corporation is Caliburn International Corporation. The original Certificate of Incorporation of the Corporation was filed with the Office of the Secretary of State of the State of Delaware on August 10, 2018.

2. This Amended and Restated Certificate of Incorporation of the Corporation was duly adopted by the stockholder of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3. Immediately prior to the effective time of this Amended and Restated Certificate of Incorporation, the Corporation has authorized 1,000 shares of common stock, par value $0.01 per share (the “Original Common Stock”) and has issued ten (10) shares of Original Common Stock.

4. The text of the Certificate of Incorporation of the Corporation, is hereby amended and restated to read in full as follows:

ARTICLE 1.

The name of the corporation is Caliburn International Corporation (the “Corporation”).

ARTICLE 2.

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls, City of Wilmington, Delaware 19808, County of New Castle. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE 3.

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE 4.

A. The total number of shares of all classes of stock that the Corporation is authorized to issue is five hundred million (500,000,000), consisting of:

(i)	four hundred million (400,000,000) shares of Class A common stock, with a par value of $0.01 per share (the “Class A Common Stock”);

(ii)	one hundred million (100,000,000) shares of Class B common stock, with a par value of $0.001 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”); and

(iii)

ten million (10,000,000) shares of preferred stock, with a par value of $0.01 per share as of the effective time of this Amended and Restated Certificate of Incorporation and thereafter as may be established by the Board of Directors with respect to any series thereof in the applicable Preferred Stock Designation (the “Preferred Stock”).

Immediately prior to the effective time of this Amended and Restated Certificate of Incorporation, no shares of Class A Common Stock were authorized, issued or outstanding, no shares of Class B Common Stock were authorized, issued or outstanding and no shares of Preferred Stock were authorized, issued or outstanding. Ten (10) shares of Original Common Stock were authorized and outstanding, which ten (10) shares of Original Common Stock are being redeemed for the par value thereof upon the effective time of this Amended and Restated Certificate of Incorporation in accordance with Section 151(b) of the DGCL, and immediately following the redemption of such share of Original Common Stock, shares of Class A Common Stock and Class B Common Stock will be issued in accordance with Section 151(b) of the DGCL.

B. The board of directors of the Corporation (the “Board of Directors”) is authorized, subject to any limitations prescribed by law or the stockholders agreement, dated as of [•], by and among the Corporation and the other persons party thereto (as it may be amended from time to time, the “Stockholders Agreement”), to provide for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the par value thereof and to fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by a committee of the Board of Directors, providing for the issuance of the various series of Preferred Stock.

C. The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of any holders of the Class A Common Stock, Class B Common Stock or Preferred Stock, or of any series thereof, unless a separate vote of any such holders is required pursuant to the terms of any Preferred Stock Designation, irrespective of the provisions of Section 242(b)(2) of the DGCL.

D. Except as otherwise required by law,

1.	Each share of Class A Common Stock shall entitle the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote.

2.	Each share of Class B Common Stock shall entitle the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote.

3.

Except as otherwise required in this Amended and Restated Certificate of Incorporation or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

4.

Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation or to a Preferred Stock Designation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon as a separate class pursuant to this Amended and Restated Certificate of Incorporation or a Preferred Stock Designation or pursuant to the DGCL as currently in effect or as the same may hereafter be amended.

E. From and after the effective time of this Amended and Restated Certificate of Incorporation, additional shares of Class B Common Stock may be issued only to, and registered in the name of, the Legacy Holders, their respective successors and assigns as well as their respective transferees permitted in accordance with Article 4.H (including all subsequent successors, assigns and permitted transferees) (the Legacy Holders together with such persons, collectively, “Permitted Class B Owners”) in accordance with Article 6 and the aggregate number of shares of Class B Common Stock following any such issuance registered in the name of each such Permitted Class B Owner must be equal to the aggregate number of Common Units (as defined below) held of record by such Permitted Class B Owner under the LLC Agreement (as defined below). As used in this Amended and Restated Certificate of Incorporation (i) “Legacy Holder” means each of the holders of Common Units of Caliburn Holdings LLC, a Delaware limited liability company, or any successor entities thereto (“Holdings”), (ii) “Common Unit” means a membership interest in Holdings, authorized and issued under its Third Amended and Restated Limited Liability Company Agreement, dated as of [date], as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LLC Agreement”), and constituting an “Common Unit” as defined in the LLC Agreement as in effect as of the effective time of this Amended and Restated Certificate of Incorporation.

F. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at such times and in such amounts as the Board of Directors in its discretion shall determine. Dividends shall not be declared or paid on the Class B Common Stock.

G. Subject to applicable law and the rights, if any, of the holders of any class or series of capital stock of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. A consolidation, reorganization or merger of the Corporation with any other person or persons, or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Article 4.G.

H. Transfer of Class B Common Stock:

1.

A holder of Class B Common Stock may surrender shares of Class B Common Stock to the Corporation for no consideration at any time. Following the surrender of any shares of Class B Common Stock to the Corporation, the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

2.

A holder of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than the Corporation) only if, and only to the extent permitted by the LLC Agreement, such holder also simultaneously transfers an equal number of such holder’s Common Units (as such numbers may be adjusted to reflect equitably any stock split, subdivision, combination or similar change with respect to the Class B Common Stock or Common Units) to such transferee in compliance with the LLC Agreement. The transfer restrictions described in this Article 4.H.2 are referred to as the “Restrictions”.

3.

Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent (the “Transfer Agent”).

4.

Upon a determination by the Board of Directors that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Board of Directors may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent to record the Purported Owner’s transferor as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.

5.

The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Article 4.H for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Article 4.H. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class B Common Stock.

6.

The Board of Directors shall have all powers necessary to implement the Restrictions, including without limitation the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.

I. Common Units not held by the Corporation may be exchanged (with automatic cancellation of a corresponding share of Class B Common Stock) for cash or Class A Common Stock in accordance with, and on the terms and conditions of, the Exchange Agreement and the LLC Agreement. Upon exchange of a Common Unit for Class A Common Stock, a corresponding share of Class B Common Stock shall automatically be cancelled and such cancelled shares of Class B Common Stock shall thereafter no longer be outstanding, and all rights with respect to such shares shall automatically cease and terminate. Notwithstanding the Restrictions, (i) in the event that any outstanding share of Class B Common Stock shall cease to be held by a registered holder of Common Units, such share of Class B Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be cancelled for no consideration, and the Corporation will take all actions necessary to retire such share and such share shall not be re-issued by the Corporation, (ii) in the event that any registered holder of the Class B Common Stock no longer holds Common Units, the shares of Class B Common Stock registered in the name of such holder shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be cancelled for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation and (iii) in the event that no Permitted Class B Owner owns any Common Units that are exchangeable pursuant to Exchange Agreement, then all shares of Class B Common Stock will be cancelled for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

J. All certificates or book entries representing shares of Class B Common Stock, as the case may be, shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

K. The Class B Common Stock may be issued and transferred in fractions of a share which shall entitle the holder to exercise voting rights and to have the benefit of all other rights of holders of Class B Common Stock. Subject to the Restrictions, holders of shares of Class B Common Stock shall be entitled to transfer fractions thereof and the Corporation shall, and shall cause the Transfer Agent to, facilitate any such transfers, including by issuing certificates or making book entries representing any such fractional shares. For all purposes of this Amended and Restated Certificate of Incorporation (including, without limitation, Article 4.D, Article 4.G, Article 4.H, Article 4.I, this Article 4.K, Article 6.D and Article 6.E hereof), all references to the Class B Common Stock or any share thereof (whether in the singular or plural) shall be deemed to include references to any fraction of a share of Class B Common Stock.

ARTICLE 5.

The Corporation shall at all times reserve and keep available out of its authorized but unissued shares or other securities the number of shares or securities required pursuant to the LLC Agreement and the Exchange Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such exchange by delivery of shares of Class A Common Stock which are held in the treasury of the Corporation. The Corporation covenants that all shares of Class A Common Stock issued upon any such exchange will, upon issuance, be validly issued, fully paid and non-assessable.

ARTICLE 6.

A. The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, division or recapitalization, with respect to the shares of Class A Common Stock necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) shares of Class A Common Stock issued pursuant to the Caliburn International Corporation 2018 Equity Incentive Plan, and any other equity incentive plan adopted by the Corporation from time to time, that have not vested thereunder, (ii) treasury stock, or (iii) Preferred Stock or other debt or equity securities (including without limitation warrants, options and rights) issued by the Corporation that are convertible or exercisable or exchangeable for Class A Common Stock.

B. The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, division or recapitalization, with respect to the shares of Class B Common Stock necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by all Permitted Class B Owners and the number of outstanding shares of Class B Common Stock owned by all Permitted Class B Owners.

C. The Corporation shall not undertake or authorize (i) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of the Class A Common Stock that is not accompanied by an identical subdivision or combination of Common Units to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock; or (ii) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of the Class B Common Stock that is not accompanied by an identical subdivision or combination of Common Units to maintain at all times, subject to the provisions of this Amended and Restated Certificate of Incorporation, a one-to-one ratio between the number of Common Units owned by the Permitted Class B Owners and the number of outstanding shares of Class B Common Stock, unless, in the case of clause (i) or (ii) of this Article 6.C, such action is necessary to maintain at all times both a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock and a one-to-one ratio between the number of Common Units owned by the Permitted Class B Owners and the number of outstanding shares of Class B Common Stock.

D. The Corporation shall not issue, transfer or deliver from treasury stock or repurchase shares of Class A Common Stock unless in connection with any such issuance, transfer, delivery or repurchase the Corporation takes or authorizes all requisite action such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of Common Units owned by the Corporation will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) shares of Class A Common Stock issued pursuant to the Caliburn International Corporation 2018 Equity Incentive Plan, and any other equity incentive plan adopted by the Corporation from time to time, that have not vested thereunder, (ii) treasury stock or (iii) Preferred Stock or other debt or equity securities (including without limitation warrants, options and rights) issued by the Corporation that are convertible or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including without limitation any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Corporation to the equity capital of Holdings). The Corporation shall not issue, transfer or deliver from treasury stock or repurchase or redeem shares of Preferred Stock unless in connection with any such issuance, transfer, delivery, repurchase or redemption the Corporation takes all requisite action such that, after giving effect to all such issuances, transfers, repurchases or redemptions, the Corporation holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) equity interests in Holdings which (in the good faith determination by the Board of Directors) are in the aggregate substantially equivalent in all respects to the outstanding Preferred Stock so issued, transferred, delivered, repurchased or redeemed.

E. The Corporation shall not consolidate, merge, combine or consummate any other transaction (other than an action or transaction for which an adjustment is provided in one of the preceding paragraphs of this Article 6 or in Article 4) in which shares of Class A Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, unless in connection with any such consolidation, merger, combination or other transaction each Common Unit shall be entitled to be exchanged for or converted into (without duplication of any corresponding share of Class A common stock which the Corporation may issue upon an exchange of such Common Unit by the holder thereof pursuant to the Exchange Agreement) the same kind and amount of stock or securities, cash and/or any other property, as the case may be, into which or for which each share of Class A Common Stock is exchanged or converted, in each case to maintain at all times a one-to-one ratio between (x) the stock or securities, or rights to receive cash and/or any other property issuable in such transaction in exchange for or conversion of one share of Class A Common Stock and (y) the stock or securities, or rights to receive cash and/or any other property issuable in such transaction in exchange for or conversion of one Common Unit.

ARTICLE 7.

A. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, (i) for as long as the investment funds controlled by Thomas J. Campbell that are affiliated with [DC Capital Partners, LLC] (collectively, the “Sponsor”) and its affiliates beneficially own, in the aggregate, at least 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote required by applicable law, this Amended and Restated Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, and (ii) at any time when the Sponsor and its affiliates beneficially own, in the aggregate, less than 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote required by applicable law, the following provisions in this Amended and Restated Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds in voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: this Article 7, Article 8, Article 9, Article 11, Article 12 and Article 14.

B. The Board of Directors is expressly authorized to make, alter, amend, repeal and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote of the stockholders, (i) for as long as the Sponsor and its affiliates beneficially own, in the aggregate, at least 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), by the Bylaws or applicable law, the affirmative vote of the holders of at least a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to make, alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith and (ii) at any time when the Sponsor and its affiliates beneficially own, in the aggregate, less than 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), by the Bylaws or applicable law, the affirmative vote of the holders of at least two-thirds in voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to make, alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE 8.

A. Elections of the directors comprising the Board of Directors (each such director, in such capacity, a “director”) need not be by written ballot unless the Bylaws shall so provide.

B. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed by resolutions adopted by a majority of the Whole Board; provided, however, that, for as long as the Sponsor and its affiliates beneficially own, in the aggregate, at least 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, the number of directors which shall constitute the Board of Directors may also be fixed by the affirmative vote of the holders of at least a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class. For purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors for the Board of Directors, whether or not there exist any vacancies in previously authorized directorships.

C. Except as otherwise required by law or the Stockholders Agreement and subject to the rights of the holders of any series of Preferred Stock then outstanding, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office and entitled to vote thereon, even if less than a quorum, or by a sole remaining director entitled to vote thereon, or, if there are no directors, by the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that at any time when the Sponsor and its affiliates beneficially own, in the aggregate, less than 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors may be filled only by a majority of the remaining directors, even if less than a quorum, or by a sole remaining director (and not by the stockholders). Subject to the Stockholders Agreement, any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

D. Subject to the Stockholders Agreement, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of at least a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting as a single class; provided, however, that at any time when the Sponsor and its affiliates beneficially own, in the aggregate, less than 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any such director or all such directors may be removed only for cause[, at a meeting called for that purpose,] and only by the affirmative vote of the holders of at least two-thirds in voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

E. The Board of Directors shall be divided into three classes, as nearly equal in numbers as possible, designated Class I, Class II and Class III. Upon the effectiveness of this Amended and Restated Certificate of Incorporation including this Article 8.E, each director then in office shall be designated as a Class I director, a Class II director or a Class III director. The initial Class I directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the effective time of this Amended and Restated Certificate of Incorporation; the initial Class II directors shall serve for a term expiring at the second annual meeting of stockholders following the effective time of this Amended and Restated Certificate of Incorporation; and the initial Class III directors shall serve for a term expiring at the third annual meeting of stockholders following the effective time of this Amended and Restated Certificate of Incorporation. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the effective time of this Amended and Restated Certificate of Incorporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third annual meeting of stockholders to be held following their election, with each director in each such class to hold office until his or her successor is duly elected and qualified. Subject to the Stockholders Agreement, the Board of Directors is authorized to assign directors already in office at the effectiveness of this Amended and Restated Certificate of Incorporation to Class I, Class II and Class III. The provisions of this Article 8.E are subject to the rights of the holders of any class or series of Preferred Stock to elect directors.

F. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

ARTICLE 9.

A. At any time when the Sponsor and its affiliates beneficially own, in the aggregate, at least 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested. At any time when the Sponsor and its affiliates beneficially own, in the aggregate, less than 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

B. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, at any time when the Sponsor and its affiliates beneficially own, in the aggregate, at least 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, special meetings of the stockholders of the Corporation for any purpose or purposes shall be called by or at the direction of a majority of the Board of Directors or by our corporate secretary or any person performing the equivalent function at the request of the Sponsor and its affiliates. At any time when the Sponsor and its affiliates beneficially own, in the aggregate, less than 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of a majority of the Board of Directors (and not by the stockholders).

C. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.

ARTICLE 10.

If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any sentence of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE 11.

The Corporation is authorized to indemnify, and to advance expenses to, each current, former or prospective director, officer, employee or agent of the Corporation to the fullest extent permitted by Section 145 of the DGCL. To the fullest extent permitted by the laws of the State of Delaware, no director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this Article 11 shall adversely affect any right or protection of a director or of any officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

ARTICLE 12.

A. In recognition and anticipation that (i) certain directors, principals, members, officers, employees and/or other representatives of the Sponsor and its Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (ii) the Sponsor and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation or a majority-owned subsidiary thereof (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article 12 are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Sponsor, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B. None of (i) the Sponsor or any of its Affiliates or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section C of this Article 12. Subject to said Section C of this Article 12, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

C. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section B of this Article 12 shall not apply to any such corporate opportunity.

D. In addition to and notwithstanding the foregoing provisions of this Article 12, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

E. For purposes of this Article 12, (i) “Affiliate” shall mean (a) in respect of the Sponsor, any Person that, directly or indirectly, is controlled by the Sponsor, controls the Sponsor or is under common control with the Sponsor and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

F. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 12.

ARTICLE 13.

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, any director or the Corporation’s officers or employees arising pursuant to any provision of the DGCL or the Corporation’s Amended and Restated Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against the Corporation, any director or the Corporation’s officers or employees governed by the internal affairs doctrine, except, as to each of clauses (i) through (iv) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction; provided, however, that this exclusive forum provision shall not apply to any actions under United States federal securities laws.

ARTICLE 14.

A. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

B. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time, following the date of closing of the initial public offering of the Class A Common Stock, at which time the Class A Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

1.	prior to such time, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or

2.

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

3.

at or subsequent to such time, the business combination is approved by the Board of Directors and authorized or approved at an annual or special meeting of stockholders (or by written consent, if action by written consent is not then prohibited by this Amended and Restated Certificate of Incorporation) by the affirmative vote of at least two-thirds of the then outstanding voting stock of the Corporation that is not owned by the interested stockholder.

C. For purposes of this Article 14 of this Amended and Restated Certificate of Incorporation, references to:

1.	“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

2.

“associate,” when used to indicate a relationship with any person, means: (a) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (b) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3.	“business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

a.

any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (1) with the interested stockholder or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section B of this Article 14 is not applicable to the surviving entity;

b.

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation, which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the then outstanding stock of the Corporation;

c.

any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary (including pursuant to the Exchange Agreement), which securities were outstanding prior to the time that the interested stockholder became such; (2) pursuant to a merger under Section 251(g) of the DGCL; (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary, which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (4) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (5) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (3) through (5) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

d.

any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption or other transfer of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

e.

any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

4.

“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article 14, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

5.

“Exempt Transferee” means (A) any person that acquires (other than in an Excluded Transfer) directly from the Sponsor or any of its affiliates or successors ownership of voting stock of the Corporation, and is designated in writing by the transferor as an “Exempt Transferee” for the purpose of this Article 14; and (B) any person that acquires (other than in an Excluded Transfer) directly from a person described in clause (A) of this definition or from any other Exempt Transferee ownership of voting stock of the Corporation, and is designated in writing by the transferor as an “Exempt Transferee” for the purpose of this Article 14.

6.

“Excluded Transfer” means (a) a transfer to a Person that is not an affiliate of the transferor, which transfer is by gift or otherwise not for value, including a transfer by dividend or distribution by the transferor, (b) a transfer in a public offering that is registered under the Securities Act of 1933, as amended (the “Securities Act”), (c) a transfer to one or more broker-dealers or their affiliates pursuant to a firm commitment purchase agreement for an offering that is exempt from registration under the Securities Act, (d) a transfer made through the facilities of a registered securities exchange or automated interdealer quotation system and (e) a transfer made in compliance with the manner of sale limitations of Rule 144(f) under the Securities Act or any successor rule or provision.

7.

“interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (a) is the owner of 15% or more of the then outstanding voting stock of the Corporation, or (b) is an affiliate or associate of the Corporation and was the owner of 15% or more of the then outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (x) the Sponsor, any Exempt Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, of which any of such persons is a party under Rule 13d-5 of the Exchange Act, or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include (A) stock deemed to be owned by the person through application of the definition of “owner” below and (B) stock of the Corporation that may be issuable to any person pursuant to the Exchange Agreement (assuming all outstanding Common Units are exchanged pursuant thereto), but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any other agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise. For the avoidance of doubt, an Exchange (as defined in the Exchange Agreement) of Common Units pursuant to the Exchange Agreement shall not, by itself, cause the person that is exchanging Common Units, or any other person, to become an interested stockholder; and a retirement of any shares of Class B Common Stock pursuant to Section I of Article 4 (or a reduction in the voting power of any outstanding shares of Class B Common Stock as a result of a transfer by the holder thereof of less than all the Common Units held by such holder), and the related increase in the proportionate voting power of outstanding voting stock of the Corporation held by persons other than the holder of such shares of Class B Common Stock, shall not, by itself, cause any person to become an interested stockholder.

8.

“majority-owned subsidiary” of the Corporation (or specified person) means another person of which the Corporation (or specified person), directly or indirectly with or through one or more majority-owned subsidiaries, is the general partner or managing member of such other person or owns equity securities with a majority of the votes of all equity securities generally entitled to vote in the election of directors or other governing body of such other person.

9.	“owner,” including the terms “own,” “owned,” and “ownership,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

a.	beneficially owns such stock, directly or indirectly; or

b.

has (1) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (2) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

c.

has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (2) of subsection (b) above of this definition), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

10.	“person” means any individual, corporation, partnership, unincorporated association or other entity.

11.	“stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

12.

“voting stock” means stock of any class or series entitled to vote generally in the election of directors. Every reference in this Article 14 to a percentage of voting stock shall refer to such percentage of the votes of such voting stock, and shall be calculated assuming that all outstanding shares of Class B Common Stock and Common Units that are exchangeable for shares of Class A Common Stock pursuant to the Exchange Agreement are so exchanged (and, for the avoidance of doubt, without giving effect to any contractual or other limitation on such exchange that may apply from time to time).

ARTICLE 15.

The effective time of this Amended and Restated Certificate of Incorporation shall be the date and time that this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation, which has been duly adopted in accordance with Sections 242 and 245 of the DGCL, to be signed by [James D. Van Dusen] its [Chief Executive Officer], on this          day of [month], 2018.

CALIBURN INTERNATIONAL CORPORATION

By:
Name:	[James D. Van Dusen]
Title:	[Chief Executive Officer]